SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT
This SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT, dated as of June 30, 2020 (this “Amendment”), is entered into by and among (i) Warren Lynn Frazier, an individual and resident of the State of Texas (“Warren Frazier”), Garrett Lynn Frazier 2018 DG Trust, an irrevocable trust (“Garrett Trust”), Derrick Chase Frazier 2018 DG Trust, an irrevocable trust (“Derrick Trust”), and Frazier Family Foundation, Inc., a Texas corporation (and together with Warren Frazier, Garrett Trust and Derrick Trust, collectively, the “Sellers”), (ii) MOTI Holdco, LLC, a Delaware limited liability company (“US Buyer”), and Nine Energy Canada Inc., an Alberta (Canada) corporation (and together with US Buyer, collectively, the “Buyers”), and (iii) Nine Energy Service, Inc., a Delaware corporation (“Buyer Parent”). The Sellers, the Buyers and Buyer Parent are sometimes referred to herein individually as “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).
WHEREAS, the Parties, and solely for the purposes of Section 5.6.2, Section 5.20 and Section 5.23, Garrett Lynn Frazier, an individual and resident of the State of Texas, and Derrick Chase Frazier, an individual and resident of the State of Texas, have entered into that certain Securities Purchase Agreement, made and entered into effective as of October 15, 2018 (as amended by the First Amendment to Securities Purchase Agreement, dated as of June 7, 2019, the “Purchase Agreement”);
WHEREAS, the Parties have determined to amend the Purchase Agreement to remove the Earnout Payment and all obligations related thereto in connection with certain payments provided for in this Amendment and entry by certain of the Parties (or an affiliate of a Party) in the Notes (as defined below) and Separation Agreement (as defined below); and
WHEREAS, Section 9.7 of the Purchase Agreement provides that the Purchase Agreement may be amended, modified or supplemented by an agreement in writing executed by each of the Parties and the Parties each desire and find it in their best interests to amend the Purchase Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.     Amendment to Section 1.3 (Earnout) of the Purchase Agreement. Section 1.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.
2.     Amendment to Section 5.16 (Buyer Parent Guaranty) of the Purchase Agreement. Section 5.16 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
Buyer Parent hereby, unconditionally and irrevocably, guarantees (this “Buyer Parent Guaranty”), by way of an independent obligation to Sellers (i) the due, prompt and faithful performance by Buyers of all undertakings, obligations, required acts and performances of Buyers to Sellers under or arising out of this Agreement and the other Transaction Documents; and (ii) the due and punctual payment of all amounts due and payable by Buyers to Sellers under or arising out of this Agreement and the other Transaction Documents after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement and the other Transaction Documents (the “Guaranteed Obligations”). Buyer Parent guarantees as principal obligor and not as surety the prompt performance and payment of all Guaranteed Obligations, this being a guarantee of payment and not a guarantee of collection. This Buyer Parent Guaranty is not contingent upon the pursuit by Sellers of any rights or remedies against Buyers, such pursuit being hereby waived by Buyer Parent. The obligations, covenants, agreements and duties of Buyer Parent hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Buyers, or the merger or consolidation of Buyers with any other Person. This Buyer Parent Guaranty shall be binding upon all successors and assigns of Buyer Parent.
3.     Amendment to Section 7.8.1 (Payment) of the Purchase Agreement. Section 7.8.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
All amounts for which indemnification is provided under Article 7 will be paid in cash in immediately available funds upon (i) agreement of Buyers and Seller Representative with respect to the amount thereof or (ii) a final, binding and non-appealable judgment of a court of competent jurisdiction concerning same; provided however, that with respect to any indemnification payment which a Buyer Indemnified Party shall be entitled under Article 7, such payment shall first be recovered from the Indemnification Escrow Account and, after exhaustion thereof, then from, as selected by Seller Representative, either or a combination of (A) the delivery of shares of Buyer Parent Common Stock with a per share value equal to the closing price per share for Buyer Parent Common Stock on the New York Stock Exchange on the date of such delivery; provided, that Sellers and Seller Representative shall use commercially reasonable efforts to cooperate with the delivery and surrender of such shares of Buyer Parent Common Stock to Buyer Parent (including the execution and delivery of necessary certificates, instructions, stock powers and documents) or (B) cash from other sources.
4.     Amendment to the Glossary of the Purchase Agreement. The Glossary of the Purchase Agreement is hereby amended by deleting the following defined terms in their entirety:

a)	Capped Operational Requirements Claims

b)	Completed Sales

c)	Dissolvable Plugs

d)	Dissolvable Plugs Business

e)	E-Set Business

f)	E-Set Earnout Payment

g)	Earnout Disputed Items

h)	Earnout EBIT

i)	Earnout Objection Date

j)	Earnout Objection Notice

k)	Earnout Payment

l)	Earnout Period

m)	Earnout Statement

n)	Earnout Term

o)	EBIT

p)	Joint Management Committee

q)	Operational Requirements Cap

r)	Sales Earnout Payment

s)	Sales Earnout Period
5.     Amendment to Exhibit E (EBIT Principles and Calculation) of the Purchase Agreement. Exhibit E of the Purchase Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.
6.    Purchase Agreement, as amended, in full force and effect. The Purchase Agreement, as amended hereby, shall remain in full force and effect. For the avoidance of doubt, Section 5.4.4 of the Purchase Agreement does not apply to the transactions contemplated by this Amendment, including the Separation Agreement.
7.    Certain Payments and Agreements. On the date hereof, and contemporaneously with the execution and delivery of this Amendment, (i) the Buyers have paid to Sellers the amount of $1,125,000 by wire transfer of immediately available funds to the account or accounts designated to Buyers by Seller Representative in writing prior to the date hereof, (ii) Buyer Parent and Sellers have executed and delivered those four certain Promissory Notes (the “Notes”) providing for certain additional payments to be made by Buyer Parent to each Seller on the terms provided therein and (iii) Nine Energy Service, LLC, a Delaware limited liability company, and Warren Frazier have executed and delivered that certain Separation Agreement and General Release of Claims (the

“Separation Agreement”) providing for certain additional agreements and payments related to Warren Frazier’s separation on the terms provided therein.
8.    Earnout Matters. In consideration for the agreements and concessions set forth herein, in the Separation Agreement and in the Notes, each Party hereby waives and releases in all respects any and all obligations of each Buyer and Buyer Parent, including any rights to any amounts, whether owed, owing or to any future payments, if any, that may have been due or may become due in any manner connected to any Earnout Payment (as defined in the Purchase Agreement prior to the effectiveness of this Amendment), or compliance or non-compliance with any covenants contained in Section 1.3 of the Purchase Agreement or otherwise arising from, relating to or in connection with Section 1.3 of the Purchase Agreement and the matters contemplated thereby (but, for the avoidance of doubt, not limiting the agreements in this Amendment).
9.    Offset Obligation. With respect to any indemnification payment which a Buyer Indemnified Party shall be entitled under Article 7 of the Purchase Agreement, such Buyer Indemnified Party shall, before seeking any other available payment remedy, offset from any amounts outstanding under the Notes that would otherwise be due and payable in accordance with the Notes an amount equal to any such indemnification payment; provided, that if such amounts outstanding under the Notes are not sufficient to provide a full recovery for such indemnification payment, then Sellers shall pay the amount of such indemnification payment that remains outstanding after such Buyer Indemnified Party exercises its offset obligation with respect to such indemnification payment.
10.    Tax Treatment. For U.S. federal income tax purposes, the Parties agree to treat (i) the payments contemplated by Section 7(a)(i) and any principal payments under the Notes as adjustments to the Purchase Price and (ii) the payments contemplated by the Separation Agreement as compensation to Warren Frazier.
11.    Governing Law. This Amendment, and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of, or relate to this Amendment, or the negotiation, execution, or performance of this Amendment (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), shall be governed by, enforced in accordance with, and be subject to the remedies available under the internal laws of the State of Texas, including its statutes of limitation and burdens of proof and available remedies.
12.     VENUE. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AMENDMENT SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS; PROVIDED, HOWEVER, (A) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT AND (B) THAT A FINAL JUDGMENT RENDERED IN ANY SUCH SUIT, ACTION OR CLAIM SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS. THE PARTIES

IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.
13.     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.
14.    Severability. If any term or provision of this Amendment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amendment or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
15.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunder duly authorized.

SELLERS:
WARREN LYNN FRAZIER By: /s/ Warren Lynn Frazier

GARRETT LYNN FRAZIER 2018 DG TRUST By: /s/ Leah Schexnayder-Delaune
Name: Leah Schexnayder-Delaune
Title: Trustee

DERRICK CHASE FRAZIER 2018 DG TRUST By: /s/ Leah Schexnayder-Delaune
Name: Leah Schexnayder-Delaune
Title: Trustee

FRAZIER FAMILY FOUNDATION, INC. By: /s/ Warren Lynn Frazier
Name: Warren Lynn Frazier
Title: President

[Signature Page to Second Amendment to Securities Purchase Agreement]

BUYERS:
MOTI HOLDCO, LLC By: /s/ Ann G. Fox
Name: Ann G. Fox
Title: President, Chief Executive Officer, Secretary and Director

NINE ENERGY CANADA INC. By: /s/ Ann G. Fox
Name: Ann G. Fox
Title: President and Chief Executive Officer

BUYER PARENT:
NINE ENERGY SERVICE, INC. By: /s/ Ann G. Fox
Name: Ann G. Fox
Title: President and Chief Executive Officer

[Signature Page to Second Amendment to Securities Purchase Agreement]